400 Collins Road NE
Cedar Rapids, Iowa 52498
Exhibit 99.1

News Release

Rockwell Collins reports second quarter fiscal year 2010 earnings per share of $0.93

o	Second quarter 2010 sales of $1.142 billion were flat and earnings per share of $0.93 decreased 10% from the same period in 2009
o	Six month year-to-date 2010 operating cash flow of $280 million increased $143 million compared to the same period in 2009

CEDAR RAPIDS, Iowa (April 23, 2010) – Rockwell Collins, Inc. (NYSE: COL) today reported net income of $148 million for its fiscal year 2010 second quarter ended March 31, 2010, a decrease of $16 million, or 10%, from fiscal year 2009 second quarter net income of $164 million. Earnings per share was $0.93, a decrease of $0.10 from earnings per share of $1.03 for the same period in 2009.

Second quarter 2010 sales increased $4 million to $1.142 billion compared to sales of $1.138 billion for the same period a year ago. Incremental sales from the acquisitions of DataPath and Air Routing contributed $87 million of revenue growth. The year-over-year organic revenue decline of $83 million resulted primarily from continued weakness in business and regional jet OEM revenues, lower commercial aerospace aftermarket revenues and a decline in sales of Defense Advanced GPS Receivers (DAGRs). Total segment operating margins were 19.2% for the second quarter of 2010 compared to 22.4% for the second quarter of 2009.

Cash provided by operating activities for the first six months of 2010 totaled $280 million compared to the $137 million reported for the same period last year. The increase resulted primarily from lower employee incentive compensation payments and improved cash receipts from customers.

“I am pleased with our second quarter financial results as revenue tracked to expectations and combined segment operating margins were once again at the upper end of our guidance,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “Our operating performance also enabled us to realize a significant increase in operating cash flow.”

Mr. Jones went on to state, “Market indicators continue their positive vector giving us increased confidence that sequential increases in sales and profits will allow us to achieve our fiscal year 2010 expectations and position us well for fiscal year 2011.”

Following is a discussion of fiscal year 2010 second quarter sales and earnings for each business segment.

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved second quarter sales of $693 million, an increase of $80 million, or 13%, compared to the $613 million reported for the same period last year. Incremental sales from the acquisition of DataPath contributed $78 million of revenue growth.

Airborne solutions sales increased $24 million, or 6%, to $455 million as higher revenues related to tanker, transport and special mission aircraft programs were partially offset by lower revenues on fighter jet programs. Surface solutions sales increased $56 million, or 31%, to $238 million. DataPath sales contributed $78 million to revenue growth, while organic sales declined $22 million primarily due to lower sales for the DAGR program.

Government Systems second quarter operating earnings increased 3% to $150 million, resulting in an operating margin of 21.6%, compared to operating earnings of $145 million, or an operating margin of 23.7%, for the same period last year. The increase in operating earnings was primarily the result of higher sales volume, while operating margins declined due to higher employee compensation and pension expenses and an increase in company funded R&D expense.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved second quarter sales of $449 million, a decrease of $76 million, or 14%, compared to sales of $525 million reported for the same period last year. Incremental sales from the acquisition of Air Routing contributed $9 million of revenue growth.

Sales related to air transport aviation electronics decreased $8 million, or 3%, to $251 million as lower aftermarket hardware and service revenues and reduced Wide-body IFE product sales were partially offset by an increase in air transport OEM sales from higher sales of airline selectable equipment and slightly higher shipset delivery rates to Boeing. Business and regional aviation electronics sales decreased $68 million, or 26%, to $198 million. Air Routing sales contributed $9 million to revenue growth, while organic sales declined $77 million as a result of a reduction in business and regional jet OEM sales from reduced OEM production rates and a reduction in aftermarket hardware sales, which was partially offset by an increase in service revenues.

Commercial Systems second quarter operating earnings decreased 37% to $69 million, resulting in an operating margin of 15.4%, compared to operating earnings of $110 million, or an operating margin of 21.0%, for the same period a year ago. The decrease in operating earnings and margin was primarily attributable to lower sales volume and higher employee compensation and pension expenses, partially offset by lower company funded research and development costs.

Corporate and Financial Highlights

General corporate expenses that are not allocated to the company’s business segments increased $6 million to $13 million during the second quarter of 2010 due to higher employee compensation and pension expenses. The company’s effective income tax rate of 24.5% for the second quarter of 2010 was lower than the rate of 31.7% for the prior year period resulting from the favorable impact of the IRS completing its examination of the taxable years ended September 30, 2006 and 2007. This benefit was partially offset by unfavorable impacts from the expiration of the Federal R&D Tax Credit as of December 31, 2009 and changes to the tax treatment of the Medicare part D subsidy related to the Patient Protection and Affordable Care Act, which resulted in an increase to the company’s effective tax rate of about 2 percentage points and 1 percentage point, respectively.

During the second quarter of 2010 the company repurchased 0.7 million shares of its common stock at a total cost of $38 million, leaving $143 million available for authorized share repurchases. The company also paid dividends totaling $37 million, or 24 cents per share, on its common stock.

Fiscal Year 2010 Outlook

The following table is a complete summary of the company’s fiscal year 2010 financial guidance, which is unchanged from the financial guidance initially provided on September 17, 2009:

•	Total sales	$4.6 Bil. to $4.8 Bil.

•	Total segment operating margins	18.5% to 19.5%

•	Earnings per share(1)	$3.35 to $3.55

•	Cash flow from operations	$600 Mil. to $700 Mil.

•	Research & development costs	$870 Mil. to $900 Mil.

•	Capital expenditures	about $135 Mil.

(1)
Based on an estimated effective income tax rate in the range of 30% to 31%. The projected effective tax rate no longer requires the extension of the Federal R&D Tax Credit before the end of the fiscal year. If the Federal R&D Tax Credit is extended before the end of the fiscal year, the impact to the effective tax rate guidance would be a decrease of approximately 1.5 percentage points.

Business Highlights

Rockwell Collins avionics and cabin management system was certified on Cessna Citation CJ4
Rockwell Collins announced the successful certification of the its Pro Line 21 avionics, MultiScan™ Hazard Detection System, and the company's award winning Venue™ High Definition Cabin Management System on the Cessna Citation CJ4 aircraft.

Rockwell Collins Transportable Black Hawk Simulator selected by Bahrain
The Kingdom of Bahrain selected the Rockwell Collins Transportable Blackhawk Operations Simulator (T-BOS) to train their UH-60M Blackhawk helicopter pilots. The T-BOS will be delivered to the government of Bahrain under a Foreign Military Sale contract administered by the U.S. Army's Utility Helicopter Project Office. The Bahrain T-BOS is the second foreign sale of the Rockwell Collins developed T-BOS system. The first foreign T-BOS will be delivered to the United Arab Emirates in early 2010.

Rockwell Collins successfully conducted waveform testing for Joint Tactical Radio System Ground Mobile Radios
Rockwell Collins successfully conducted UHF SATCOM and HF waveform Functional Qualification Testing (FQT) on the Joint Tactical Radio System (JTRS) vehicular Ground Mobile Radios (GMR). This testing was conducted to ensure that the Software Communications Architecture compliant waveforms met all allocated JTRS requirements. FQT reasonably simulates the production environment. Successfully conducting FQT verifies that the UHF SATCOM and HF waveforms will provide expected operational waveform functionality before GMR systems are fielded.

Rockwell Collins communication, GPS systems selected by Electronics Corporation of India, Ltd.
Rockwell Collins was awarded a contract for Electronic Counter-Counter Measure radio modules by Electronics Corporation of India Ltd. The component hardware card sets will be integrated into ground-based Ultra High Frequency radios for use by the Indian Defence for Command and Control of ground-to-ground and ground-to-air communications. The contract also includes GPS hand-held receivers, featuring easy-to-use Graphical User Interfaces and moving maps for portable precision navigation capability.

Rockwell Collins next-generation avionics successfully completed first flight on Boeing’s 747-8 Freighter
Rockwell Collins next-generation avionics successfully took flight on Boeing's 747-8 Freighter. The new airplane features an entire suite of Rockwell Collins displays, autopilot, communication, navigation, surveillance, maintenance, emergency and data management systems.

GOL Airlines selects Rockwell Collins to provide data link system and multi-mode receiver for its Boeing 737 fleet
Brazil's GOL Airlines has selected Rockwell Collins to provide CMU-900 Communications Management Unit for its fleet of Boeing 737NG airplanes. In addition, the airplanes will also be equipped with the company's advanced GLU-925 Multi-Mode Receiver.

Air China signed agreement with Rockwell Collins to provide long-term avionics support
Air China signed a ten-year maintenance agreement with Collins Aviation Maintenance Services Shanghai Limited, a Rockwell Collins joint venture, to provide service and support for Rockwell Collins equipment on the entire Air China fleet.

Rockwell Collins secured first avionics win with Cebu Pacific Air
Cebu Pacific Air (CEB) chose Rockwell Collins to provide a full suite of communication, navigation and surveillance systems as baseline equipment for the airline's 15 new Airbus A320 aircraft and its five options. This award marks Rockwell Collins' debut on the Philippine-based CEB fleet.

Hainan Airlines selected Rockwell Collins MultiScan™ and sensors for A330s
Hainan Airlines selected Rockwell Collins to provide its MultiScan™ Hazard Detection system and sensors for 13 of its Airbus A330 aircraft.

Rockwell Collins Venue™ selected for Nextant Aerospace’s BeechJet 400NEXT cabin
Rockwell Collins' award-winning Venue™ high-definition cabin management system was selected to enhance and modernize the interior of Nextant Aerospace's BeechJet 400NEXT package. The agreement, which initially includes 30 Venue ship sets, marks the first aftermarket offering of Venue. The BeechJet 400NEXT is a major retrofit solution offered by Nextant Aerospace for BeechJet 400A/XPs.

Data Link Solutions delivered first MIDS-LVT(2)
Data Link Solutions (DLS), a joint venture of Rockwell Collins and BAE Systems, successfully delivered its first Multifunctional Information Distribution System - Low Volume Terminal (2) to the U.S. Army's Tactical Radio Communications Systems office. The delivery follows successful completion of formal U.S. Government witnessed qualification testing and certification of the cryptographic design by the National Security Administration.

Data Link Solutions awarded a contract to deliver MIDS-LVTs to U.S. and coalition forces
DLS was awarded a $20 million contract from the U.S. Navy Space and Naval Warfare Systems Command to provide Link-16 terminals to U.S. and coalition forces. These Multifunctional Information Distribution System - Low Volume Terminals (MIDS-LVTs) provide real-time data communications, situational awareness, navigation and - in some cases - digital voice, all in a jam-resistant, crypto-secured package. This award includes radios for U.S. platforms - such as the MH-60R, MH-60S and F/A-18 - and Foreign Military Sales customers, including Finland, the Kingdom of Saudi Arabia and Japan.

VSI’s F-35 Lightning Gen II Helmet Mounted Display System achieved first flight
Vision Systems International, LLC (VSI), a joint venture of Rockwell Collins and Elbit Systems, announced the successful first flight of the F-35 Gen II Helmet Mounted Display System (HMDS) on the F-35B Lightning II Short Takeoff/Vertical Landing jet. VSI is currently performing under a Low Rate Initial Production contract to Lockheed Martin Aeronautics Co. VSI has also received contracts for production tooling and initial funding for the Pilot Fit Facility Standup at Eglin Air Force Base for the HMDS program.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on April 23, 2010. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through June 22, 2010.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by nearly 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers (including major U.S. airlines); the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial aftermarket; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of the global war on terrorism and declining defense budgets on government military procurement expenditures and budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings.  These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Dan Swenson
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	Mar. 31		Mar. 31
	2010	2009	2010	2009

Sales
Government Systems	$693	$613	$1,309	$1,187
Commercial Systems	449	525	860	1,009
Total sales	$1,142	$1,138	$2,169	$2,196

Segment operating earnings
Government Systems	$150	$145	$284	$285
Commercial Systems	69	110	137	207
Total segment operating earnings	219	255	421	492

Interest expense	(4)	(3)	(10)	(7)
Stock-based compensation	(6)	(5)	(11)	(10)
General corporate, net	(13)	(7)	(24)	(13)
Restructuring adjustment	-	-	1	-
Income before income taxes	196	240	377	462

Income tax provision	(48)	(76)	(108)	(147)
Net income	$148	$164	$269	$315

Diluted earnings per share	$0.93	$1.03	$1.69	$1.98

Weighted average diluted shares outstanding	159.4	159.3	159.3	159.2

The following tables summarize total sales by product category and Commercial Systems sales by type of product or service for the three and six months ended March 31, 2010 and 2009 (unaudited, in millions):

	Three Months Ended		Six Months Ended
	Mar. 31		Mar. 31
	2010	2009	2010	2009

Government Systems sales by product category:
Airborne solutions	$455	$431	$865	$834
Surface solutions	238	182	444	353
Total	$693	$613	$1,309	$1,187

Commercial Systems sales by product category and type of product or service:
Air transport aviation electronics:
Original equipment	$113	$102	$211	$169
Aftermarket	127	140	252	272
Wide-body in-flight entertainment products	11	17	29	38
Total air transport aviation electronics	251	259	492	479

Business and regional aviation electronics:
Original equipment	120	193	223	370
Aftermarket	78	73	145	160
Total business and regional aviation electronics	198	266	368	530
Total	$449	$525	$860	$1,009

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	Mar. 31,	Sep. 30,
	2010	2009
Assets
Cash and cash equivalents	$246	$235
Receivables, net	842	913
Inventories, net	1,011	943
Current deferred income taxes	144	154
Other current assets	89	117
Total current assets	2,332	2,362

Property	718	719
Goodwill and intangible assets	1,063	964
Long-term deferred income taxes	334	371
Other assets	218	229
Total assets	$4,665	$4,645

Liabilities and equity
Accounts payable	$360	$366
Compensation and benefits	215	199
Advance payments from customers	340	349
Product warranty costs	199	217
Other current liabilities	232	228
Total current liabilities	1,346	1,359

Long-term debt, net	527	532
Retirement benefits	1,121	1,254
Other liabilities	175	205

Equity	1,496	1,295
Total liabilities and equity	$4,665	$4,645

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Six Months Ended
	Mar. 31
	2010	2009
Operating Activities:

Net income	$269	$315
Adjustments to arrive at cash provided by operating activities:
Depreciation	55	54
Amortization of intangible assets	18	12
Stock-based compensation expense	11	10
Compensation and benefits paid in common stock	31	32
Tax benefit from stock-based compensation	8	-
Excess tax benefit from stock-based compensation	(7)	-
Deferred income taxes	(5)	19
Pension plan contributions	(105)	(84)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	95	35
Inventories	(85)	(43)
Accounts payable	(10)	(75)
Compensation and benefits	16	(108)
Advanced payments from customers	(10)	(14)
Income taxes	66	39
Other assets and liabilities	(67)	(55)
Cash Provided by Operating Activities	280	137

Investing Activities:

Property additions	(59)	(74)
Acquisition of businesses, net of cash acquired	(94)	(28)
Acquisition of intangible assets	(3)	(1)
Cash Used for Investing Activities	(156)	(103)

Financing Activities:

Purchases of treasury stock	(66)	(43)
Cash dividends	(75)	(76)
Increase in short-term borrowings	-	98
Proceeds from the exercise of stock options	21	2
Excess tax benefit from stock-based compensation	7	-
Cash Used for Financing Activities	(113)	(19)

Net Change in Cash and Cash Equivalents	11	15

Cash and Cash Equivalents at Beginning of Period	235	175
Cash and Cash Equivalents at End of Period	$246	$190

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